Exhibit 99.1

SPACEHAB ANNOUNCES RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

Houston, Texas, November 21, 2007 — SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced that at a special meeting held on November 20, 2007, Amended and Restated Articles of Incorporation of the Company were amended to increase the number of authorized shares of the Company’s common stock from 70,000,000 shares to 750,000,000 shares. Also approved by the Company’s shareholders was a reverse stock split of the Company’s common stock in the ratio of one share of new common stock for each ten shares of old common stock and to amend the Amended and Restated Articles of Incorporation of the Company to decrease the number of authorized shares of common stock from 750,000,000 shares to 75,000,000 shares. The propositions were approved by a majority of the common and preferred stock outstanding, each voting separately.

As a result of the transaction, all of the preferred shares will be converted into common stock. Once these transactions are completed, SPACEHAB will have approximately 13,557,000 shares.

About SPACEHAB, Incorporated

SPACEHAB is a commercial leader and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The Company offers space access and payload integration services, production of valuable commercial products in space, spacecraft pre-launch processing facilities and services, development and extension of space-based products to the consumer market, and program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com